EXHIBIT 99.1

NEWS RELEASE

Contact:	Trevor Gibbons	Jordan Jennings	Marilynn Meek
	Edelman	Investor Relations	Financial Relations Board
	(212) 704-8166	(972) 778-9487	(212) 827-3773

ASHFORD PRIME RESPONDS TO THE WEISMAN GROUP PROPOSAL

DALLAS, June 27, 2016 -- Ashford Hospitality Prime, Inc., (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced that it has sent a letter to Lyle Weisman, Manager of the Weisman Group, in response to their unsolicited proposal.

The full text of the letter follows:

Dear Mr. Weisman:

On behalf of the Board of Directors of Ashford Hospitality Prime, Inc. (“Ashford Prime”), I want to thank you for the letter dated June 7, 2016. We also thank you for meeting with our financial advisor, Deutsche Bank Securities Inc., last week to provide additional information regarding your interest in acquiring the company, your willingness to roll your existing equity stake in partnership with Mr. Judah Hertz of the Hertz Investment Group who would provide the remaining equity, as well as identifying two lenders interested in underwriting the debt. While our Board is ready to consider a transaction that would be in the best interest of its shareholders, we believe that your current price level materially undervalues Ashford Prime. Ashford Prime has one of the highest quality hotel portfolios in the public lodging REIT universe and we will not sell below full and fair value.

In an effort to encourage you to produce an offer materially above your first proposal, we are willing to grant you the opportunity to undertake due diligence on Ashford Prime, on a non-exclusive basis. It is our hope that with additional information you will be able to increase meaningfully your valuation of our high quality hotel portfolio and provide our shareholders a price level that captures the inherent value of their ownership.

We understand that your initial headline price of $20.25 per share is a gross number from which your suggested termination fee payable to our advisor, Ashford Inc., must be subtracted. However, we believe the fee that Ashford Prime is contractually obligated to pay Ashford Inc. upon a sale may be materially higher than the $70 million in your proposal, as has been stated many times publicly.

We invite you to participate alongside us in discussions with Ashford Inc. regarding the termination fee. We believe direct interaction with our advisor will provide you your best opportunity to negotiate a potential discount to the termination fee payable upon sale.

We hope that the interest of you and your partner is sincere and that you recognize the inherent value in our hotel portfolio along with the meaningful valuation gap that exists in comparison to your initial proposal.

If you would like to proceed, we will ask you and your capital providers to sign a customary nondisclosure agreement. We also point out that any definitive agreement, should one be reached, will require evidence of committed financing for the equity and debt components of the offer. Further, it will require ultimate approval by our shareholders and possibly a shareholder vote of Ashford Inc., should a discount be negotiated.

We ask that you let Deutsche Bank know whether you would like to proceed no later than Thursday, June 30. Our management team, Deutsche Bank and Cadwalader, Wickersham & Taft LLP are prepared to engage.

Very truly yours,

Monty Bennett

Chairman of the Board of Directors and
Chief Executive Officer

Ashford Prime has retained Cadwalader, Wickersham & Taft LLP as legal counsel. Deutsche Bank is acting as financial advisor to Ashford Prime in connection with the Weisman Group’s proposal.

Ashford Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission (the “SEC”).
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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